SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Preformed Line Products Company

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PREFORMED LINE PRODUCTS COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2015 annual meeting of shareholders of Preformed Line Products Company will be held at the offices of the Company, 660 Beta Drive, Mayfield Village, Ohio, on Tuesday, May 5, 2015, at 9:30 a.m., local time, for the following purposes:

1.	To elect three directors, each for a term expiring in 2017;

2.	To ratify the appointment of Ernst & Young LLP;

3.	To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in the reports is contemplated; and

4.	To consider any other matters that properly comes before the meeting.

Only shareholders of record at the close of business on March 6, 2015, are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Preformed Line Products Company is 660 Beta Drive, Mayfield Village, Ohio 44143.

By order of the Board of Directors,

CAROLINE S. VACCARIELLO,
Secretary

Dated: March 25, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 5, 2015:

This notice of annual meeting of shareholders, the accompanying proxy statement and the Company’s 2014 Annual Report to Shareholders are also available at: http://materials.proxyvote.com/740444.

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY

PREFORMED LINE PRODUCTS COMPANY

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a Preformed Line Products Company shareholder on the matters to be voted on at the annual meeting of shareholders to be held at 660 Beta Drive, Mayfield Village, Ohio, 44143, on Tuesday, May 5, 2015, at 9:30 a.m., local time and at any adjournment of the meeting. We are mailing this proxy statement and the accompanying notice and proxy to you on or about March 25, 2015.

Annual Report. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2014, is enclosed with this proxy statement.

Solicitation of Proxies. Our Board of Directors is making this solicitation of proxies and we will pay the cost of the solicitation. In addition to solicitation of proxies by mail, our employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies; Voting Instructions. If you are a shareholder of record, the shares represented by your signed and returned proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to (a) elect the director nominees set forth under “Election of Directors”, and (b) ratify the appointment of Ernst & Young LLP. Your presence at the annual meeting of shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to us in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders by May 5, 2015, or in the open meeting.

If you hold shares through an account with a bank or broker, banks and brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers, but banks and brokers do not have the authority to vote for the election of directors. As such, if you own your shares through a bank or broker and do not provide specific voting instructions to the bank or broker or do not obtain a proxy to vote those shares, then your shares will not be voted in the election of directors.

Voting Eligibility. Only shareholders of record at the close of business on the record date, March 6, 2015, are entitled to receive notice of the annual meeting of shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, our voting securities outstanding consisted of 5,396,004 common shares, $2 par value, each of which is entitled to one vote at the meeting.

Quorum. Shareholders, present in person or by proxy and entitled to vote at the meeting, holding shares entitling them to exercise a majority of the voting power of the Company are necessary to constitute a quorum at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The following table shows the amount of the Company’s Common Shares beneficially owned as of March 6, 2015 by (a) the Company’s directors, (b) each other person known by the Company to own beneficially 5% or more of the outstanding Common Shares, (c) the Company’s named executive officers, and (d) the Company’s executive officers and directors as a group.

	Number of
	Shares Beneficially		Percent
Name of Beneficial Owner	Owned		of Class
Barbara P. Ruhlman (1)	619,972	(2)	11.5%
Robert G. Ruhlman (1)	1,783,440	(3)	33.1%
Randall M. Ruhlman (1)	1,556,511	(4)	28.8%
Barbara P. Ruhlman Irrevocable Trust dated 6/29/2008 (1)	892,722	(5)	16.5%
Royce & Associates, LLC	714,645	(6)	13.2%
KeyCorp	405,352	(7)	7.5%
PNC Bank, National Association	286,955	(8)	5.3%
Eric R. Graef	35,039	(9)	*
Dennis F. McKenna	28,002	(9)	*
William H. Haag III	27,954	(9)	*
David C. Sunkle	23,502	(9)	*
Glenn E. Corlett	1,000		*
Richard R. Gascoigne	1,000		*
Michael E. Gibbons	3,788	(9)	*
R. Steven Kestner	3,443	(9)	*
All executive officers and directors as a group (14 persons)	2,727,194		50.5%

*	Represents less than 1%.
(1)	The mailing address for each of Barbara P. Ruhlman, Robert G. Ruhlman and Randall M. Ruhlman is 660 Beta Drive, Mayfield Village, Ohio 44143. The mailing address for the Barbara P. Ruhlman Irrevocable Trust dated 6/29/2008 is McDonald Hopkins LLC, Attention: Bernard L. Karr, Trustee, 600 Superior Avenue, East, Suite 2100, Cleveland, Ohio 44114.
(2)	Includes 604,213 shares, which are held through a revocable trust for which Mrs. Ruhlman is sole trustee and direct beneficiary and for which Mrs. Ruhlman has sole voting and dispositive power. Includes 15,759 shares held by The Thomas F. Peterson Foundation (the “Foundation”), of which Barbara P. Ruhlman is President and a Trustee. Mrs. Ruhlman has shared voting and dispositive power with respect to these 15,759 shares. Voting and dispositive power with respect to such shares is shared with Robert G. Ruhlman, who serves as a Trustee and Vice President of the Foundation, and Randall M. Ruhlman, who serves as a Trustee and Secretary of the Foundation.
(3)

Robert G. Ruhlman has sole voting and dispositive power with respect to 392,895 shares, which includes (i) 157,938 deferred Common Shares held in the rabbi trust for future distribution under the Company Deferred Compensation Plan and (ii) 79,557 held in the Company’s Profit Sharing Trust. Robert G. Ruhlman has shared voting and dispositive power with respect to 1,390,245 shares, which includes (i) 34,656 shares held in a trust for the benefit of Robert G. Ruhlman and of which Robert G. Ruhlman and Randall M. Ruhlman serve as co-trustees, (ii) 46,656 shares held in a trust for the benefit of Randall M. Ruhlman and of which Robert G. Ruhlman and Randall M. Ruhlman serve as co-trustees, (iii) 400,452 shares held in the Ethel B. Peterson Trust of which KeyCorp is the trustee and for which Robert G. Ruhlman and Randall M. Ruhlman act as co-Trust Advisors, (iv) 892,722 shares held in the Irrevocable Trust between Barbara P. Ruhlman and Bernard L. Karr of which Bernard L. Karr is the trustee and for which Robert G. Ruhlman and Randall M. Ruhlman act as co-Trust Advisors, (v) 15,759 shares held by the Foundation for which Robert G. Ruhlman serves as a Trustee and Secretary and (vi) 300 shares owned by Robert G. Ruhlman’s wife, with respect to which he shares voting and dispositive power with Abigail Ruhlman. Voting and dispositive power with respect to the Common Shares held by the Foundation is shared with Barbara P. Ruhlman, who serves as a Trustee and the President of the Foundation, and Robert

G. Ruhlman and Randall M. Ruhlman, who serve as Trustees and Vice Presidents of the Foundation. Excludes 46,850 restricted share units (RSUs) issued under the Preformed Line Products Company Long Term Incentive Plan of 2008 (“LTIP”) that have not yet vested.
(4)	Includes 166,266 shares with respect to which Randall M. Ruhlman has sole voting and dispositive power. Randall M. Ruhlman has shared voting and dispositive power with respect to 1,390,245 shares, which includes (i) 46,656 shares held in a trust for the benefit of Randall M. Ruhlman and of which Randall M. Ruhlman and Robert G. Ruhlman serve as co-trustees, (ii) 34,656 Common Shares held in a trust for the benefit of Robert G. Ruhlman and of which Randall M. Ruhlman and Robert G. Ruhlman serve as co-trustees, (iii) 400,452 shares held in the Ethel B. Peterson Trust of which KeyCorp is the trustee and for which Randall M. Ruhlman and Robert G. Ruhlman act as co-Trust Advisors, (iv) 892,722 shares held in the Irrevocable Trust between Barbara P. Ruhlman and Bernard L. Karr of which Bernard L. Karr is the trustee and for which Randall M. Ruhlman and Robert G. Ruhlman act as co-Trust Advisors, and (v) 15,759 shares held by the Foundation for which Randall M. Ruhlman serves as a Trustee and Secretary. Voting and dispositive power with respect to the shares held by the Foundation is shared with Barbara P. Ruhlman, who serves as a Trustee and the President of the Foundation, and Randall M. Ruhlman and Robert G. Ruhlman, who serve as Trustees and Vice Presidents of the Foundation.
(5)	Bernard L. Karr, as the trustee, has shared voting and dispositive power with respect to 892,722 shares. These shares are also deemed to be beneficially owned by Robert G. Ruhlman and Randall M. Ruhlman, who act as co-Trust Advisors.
(6)	Information obtained from a Schedule 13G/A filed by Royce & Associates, LLC on January 20, 2015. The mailing address for Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151. Percent of class is calculated based on the shares reported in the Schedule 13G/A and the number of shares outstanding as of March 6, 2015. Royce & Associates, LLC has sole voting and dispositive power over such shares.
(7)	Information obtained from a Schedule 13G/A filed by KeyCorp on January 21, 2015. The mailing address for KeyCorp is 127 Public Square, Cleveland, Ohio 44114. Percent of class is calculated based on the shares reported in the Schedule 13G/A and the number of shares outstanding as of March 6, 2015. KeyCorp has sole voting power over 4,900 shares, shared voting power over 400,452 shares, which are held by the Ethel B. Peterson Trust, of which KeyCorp is Trustee and Robert G. Ruhlman and Randall M. Ruhlman are co-trust Advisors, sole dispositive power over 1,000 shares and shared dispositive power over 405,352 shares, which includes the Ethel B. Peterson Trust shares.
(8)	Information obtained from a Schedule 13G filed by The PNC Financial Services Group, Inc., PNC Bancorp, Inc., PNC Bank, National Association and PNC Capital Advisors, LLC (collectively, “PNC”) on February 12, 2015. The mailing address for PNC Bank is One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707. Percent of class is calculated based on the shares report in the Schedule 13A and the number of outstanding shares as of March 6, 2015. PNC Bank has sole voting power over 286,955 shares, sole dispositive power over 36,168 shares and shared dispositive power over 850 shares.
(9)	Includes the following number of shares that may be acquired pursuant to currently exercisable stock options for David C. Sunkle, 2,000. Also includes the following number of deferred common shares held in the rabbi trust for future distribution under the Company’s Deferred Compensation Plan: Eric R. Graef, 27,045; Dennis F. McKenna, 24,041; William H. Haag III, 24,119; and David C. Sunkle, 19,132, Michael E. Gibbons, 3,788 and R. Steven Kestner, 114. Excludes the following number of RSUs issued under the LTIP that are subject to vesting based on certain service and performance vesting requirements: Eric R. Graef, 15,195; Dennis F. McKenna, 13,948; William H. Haag III, 13,035; and David C. Sunkle, 11,235.

CORPORATE GOVERNANCE

Code of Conduct

The Company believes that high ethical standards are conducive to long-term performance, and as such, all Board members, officers and employees are subject to the Company’s Code of Conduct, which is available on the Company’s website www.preformed.com in the “About Us” section.

Board Leadership

The Company’s leadership begins with the Board, where the Company has one individual, Robert G. Ruhlman, who serves as both Principal Executive Officer (President and Chief Executive Officer) and Chairman of the Board. Mr. Ruhlman’s dual responsibility is appropriate given the Company’s size and history. Mr. Ruhlman has led the Company for the past 10 years as both CEO and Chairman. As such, he has thorough, specialized knowledge regarding the strategic challenges and opportunities facing the Company. Mr. Ruhlman is supported by independent directors who play pivotal roles. The Board has no policy that requires the separation or combination of the CEO and Chairman roles, and may reconsider the leadership structure from time to time. Additionally, the Board does not have a lead independent director. Finally, the Board believes that the Board’s role in risk oversight does not affect this leadership structure.

Board’s Role in Risk Oversight

The Company believes taking measured and informed risks is an important element of its strategy. The Board maintains an active role in the Company’s risk oversight to identify and mitigate broader systematic risks. All material transactions and decisions are presented to the Board, and the Board engages in active discussions, challenging management while using its experiences to improve the Company. The Board has a depth of risk management experience, including one Board member with over 30 years of experience as an insurance broker. The Board members frequently have discussions with members of management outside of the meetings, and have the authority to call on experts where appropriate. Additionally, in accordance with the Audit Committee Charter, the Audit Committee reviews and discusses with management and the Company’s independent auditor, the Company’s (i) significant exposures (whether financial, operating or otherwise), and (ii) risk assessment and risk management policies. The Compensation Committee monitors the risks that may be created through the Company’s compensation programs.

Board Composition

In accordance with our Amended and Restated Code of Regulations, the number of directors has been fixed at eight, and there is currently one vacancy. The Board of Directors is classified into two classes composed of four members each, with both classes serving staggered two-year terms. Below is an overview of each current Board member including a description of the particular experiences, qualifications, attributes and skills of the directors that led to the conclusion that each should serve as a director. Mr. Richard Gascoigne, Mrs. Barbara Ruhlman, and Mr. Robert Ruhlman are nominees for election as directors at the annual meeting of shareholders.

Glenn E. Corlett – Mr. Corlett’s business experience commenced over 40 years ago when he joined Price Waterhouse where he served as a partner until 1990. Since that time, Mr. Corlett has served as the Chief Financial Officer and later the Chief Operating Officer for N.W. Ayer, a major international advertising agency before he became a Professor of Accounting at Ohio University, and the Dean and Philip J. Gardner Leadership Professor at the College of Business at Ohio University from July 1997 through June 2007. Mr. Corlett’s tenure at Ohio University’s Business School has given him the necessary credentials to be a contributing member of the Board, not only from an accounting aspect, but also in general business management. Mr. Corlett has lectured and written on accounting, auditing and executive compensation. Mr. Corlett’s zest for understanding the Company’s financials, while providing sound business advice, keeps him in a close working relationship with senior management. In addition, his oversight experience facilitates his role in reviewing the Company’s compensation policy and ensuring that management is compensated in a manner consistent with the compensation policy and in accordance with the relevant laws as Chairman of the Compensation Committee.

Richard R. Gascoigne – Mr. Gascoigne brings more than 30 years of experience in the insurance industry, and is well suited to be a board member, given this expertise in risk management and compliance. He was Managing Director at Marsh Inc., subsidiary of Marsh & McLennan Co. from 1995 until his retirement in 2008. He held numerous positions during his career at Marsh, including two years as regional compliance officer. He has extensive experience in commercial property and casualty underwriting, specifically focusing on middle market companies. In addition, he has provided risk management consulting to clients during product development, acquisitions and market introductions. The Company values his strong risk management and compliance experience. He is skilled at monitoring the Company’s implementation of and adherence to its policies. His thoughtfulness in decision-making coupled with his willingness to thoroughly discuss issues make him a fitting member of the Board, as well as the Compensation and Audit Committees.

Michael E. Gibbons – Mr. Gibbons began his career with McDonald & Company, where he quickly rose to the level of general partner and then senior vice president. From there, he became president and CEO of a leading regional securities and investment banking firm in Houston, Texas. Soon after that, he founded Brown Gibbons Lang & Company, where he provides an active senior role to client engagements and business development opportunities. He knows how to provide workable solutions to the Company. From his leadership of an investment bank, he is well suited to provide counsel on trends in the debt and equity markets, the integrity of the financial statements and the performance of our independent registered public accounting firm. This business acumen and experience ensures that he is well suited not only as a member of the board, but also as the Chairman of the Audit Committee and a member of the Compensation Committee.

R. Steven Kestner – Mr. Kestner has been practicing corporate law with the national law firm of Baker & Hostetler LLP since 1979. Mr. Kestner serves as Chairman of Baker & Hostetler and chairs the firm’s Policy Committee, which functions as the board of directors for the law firm, positions he has held since 2004. As Chairman, Mr. Kestner is the chief executive officer of the firm and his responsibilities include managing the firm’s operations, finance and strategic growth. In addition, prior to becoming Chairman of the firm, he served in several management positions, including Policy Committee member and Chair of the firm’s National Business Practice Group, while developing an active legal practice focusing primarily on transactions, financings and securities law matters. Mr. Kestner advises and represents clients in the areas of domestic and foreign mergers and acquisitions, and he regularly works with public and private companies. He works closely with NYSE and NASDAQ listed companies. Mr. Kestner’s securities law work has included registration statements under the Securities Act of 1933 with respect to both debt and equity financings and annual and periodic reports and proxy statements under the Securities Exchange Act of 1934. He is valued for his thoughtful analysis and ability to provide the Board with various perspectives based on his depth of experience with similar companies.

Barbara R. Ruhlman – Mrs. Ruhlman is the current longest-serving board member, having become a member of the Board in 1988. As the daughter of the founder and the mother of Robert G. Ruhlman and Randall M. Ruhlman, she has seen the Company grow from its founding as a local manufacturing firm to the multi-national company it is today. She has served as President of the Thomas F. Peterson Foundation since 1988, and has been active in her philanthropy for over 50 years. She serves as a member of the Development Committee of the University Hospitals Board of Directors, and in addition, she serves as Chair of the MacDonald Women’s Health Leadership Council. She has been on the Board of the Arthritis Foundation Northeastern Ohio Chapter for 20 years, and also serves on the Hunger Network Board. Finally, she was a member of the Board at Laurel School for over 10 years. Mrs. Ruhlman brings her vast experience based not only on long-standing tenure with the Company, but also with her extensive exposure to other entities via her volunteer work. She has the skills and capacity to provide strategic insight and direction by encouraging innovations and evaluating strategic decisions.

Randall M. Ruhlman – Mr. Ruhlman has managed his own company, Ruhlman Motorsports, for over twenty years. As such, he has experience in corporate management and an understanding of management trends in general. He presents a mature confidence, respect for others and an openness to other opinions.

Robert G. Ruhlman – Mr. Ruhlman started with the Company over 35 years ago as an Associate Engineer. Over his years of service with the Company, he has held various positions including Manufacturing Administrator (1985), New Venture Coordinator (1987), Vice President of Corporate Planning (1988), President (1995), Chief Operating Officer (1995) and, most recently, Chief Executive Officer (2000). He was appointed as Chairman of the

Board in 2004. These positions have given Mr. Ruhlman exposure to almost every aspect of the Company, from manufacturing to marketing. He has had ample experience and intimate knowledge of not only the Company itself, but also working with its customers. He has also been lauded for his clear thinking and ability to distill vast information into its critical components. Finally, his leadership fosters a Board culture of open discussion to support sound decision-making.

Election of Directors

Three of the Company’s directors, Mr. Richard Gascoigne, Mrs. Barbara Ruhlman, and Mr. Robert Ruhlman, are serving terms that expire at this year’s annual meeting of shareholders and have been nominated by the Board of Directors upon the recommendation of a majority of the Company’s independent directors, for re-election at the meeting to a term which expires in 2017. At the annual meeting of shareholders, the shares represented by proxies, unless otherwise specified, will be voted for these three nominees.

If for any reason any of the nominees are not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Board. Four directors, Glenn E. Corlett, Michael E. Gibbons, R. Steven Kestner and Randall M. Ruhlman, are currently serving terms that expire in 2016. The following information is furnished with respect to each person nominated for election as a director and the directors continuing in office.

The Board recommends that you vote “FOR” the following nominees:

			Expiration
		Period	of Term
	Principal Occupation	of Service	for Which
Name and Age	and Business Experience	as a Director	Proposed
Barbara P. Ruhlman, 82	President of the Thomas F. Peterson Foundation since 1988.	1988 to date	2017

Robert G. Ruhlman, 58	Mr. Ruhlman was elected Chairman of the Company in July 2004. Mr. Ruhlman has served as Chief Executive Officer since July 2000, and as President since 1995. He is on the Board of Proxisafe, in which the Company has made an investment.	1992 to date	2017

Richard R. Gascoigne, 65	Mr. Gascoigne was Managing Director at Marsh Inc., a subsidiary of Marsh & McLennan Co. that provides insurance services, from 1995 until his retirement in 2008. Prior to that, he had held numerous positions during his 28 year career at Marsh. Mr. Gascoigne is the Trustee and Fund Development chair for the Ronald McDonald House of Cleveland.	2009 to date	2017

Current directors whose terms will not expire at the annual meeting of shareholders:

	Principal Occupation	of Service	Term
Name and Age	and Business Experience	as a Director	Expiration
Glenn E. Corlett, 71	Mr. Corlett is currently Dean Emeritus of The College of Business at Ohio University. From July 1997 through June 2007, Mr. Corlett was the Dean and the Philip J. Gardner Leadership Professor at The College of Business at Ohio University. Mr. Corlett currently serves as a director and Chairman of the audit committee for Rocky Brands, Inc. Mr. Corlett also serves as a director of the following companies: Integrity Insurance, Copernicus Therapeutics, Inc., Grange Insurance Companies and Palmer-Donavin Manufacturing Corporation.	2004 to date	2016

Michael E. Gibbons, 62	Mr. Gibbons is the founder and Managing Director of Brown Gibbons Lang & Company, an investment bank. Mr. Gibbons serves as Chairman and is a member of the executive committee for Global M&A, Dusseldorf, Germany; on the board of directors, audit committee and chairman of the finance and planning committee for Associated Estates Realty Corporation (AEC), Richmond Heights, Ohio; on the board of trustees and executive committee for Greater Cleveland Sports Commission, Cleveland, Ohio; on the board of trustees for Ohio Israeli Chamber of Commerce, Cleveland, Ohio; and on the visiting committee for Case Western Reserve University Weatherhead School of Management, Cleveland, Ohio.	2008 to date	2016

R. Steven Kestner, 60	Since September 1979, Mr. Kestner has been an attorney with the law firm Baker & Hostetler LLP, and has been Chairman of that firm since January 2004. Mr. Kestner serves on the Board of Trustees for The Cleveland Museum of Art and the Board of Directors for the Greater Cleveland Partnership.	2008 to date	2016

Randall M. Ruhlman, 56	President of Ruhlman Motorsports, a racecar company, since 1987.	1998 to date	2016

The Board has determined that Messrs. Corlett, Gibbons, Kestner and Gascoigne are independent under the NASDAQ’s corporate governance rules. In the opinion of the Board, Mr. Kestner’s affiliation with Baker & Hostetler LLP, a law firm that regularly provides legal services to the Company, does not interfere with Mr. Kestner’s exercise of independent judgment in carrying out his duties as a director of the Company.

Barbara P. Ruhlman is the mother of Randall M. Ruhlman and Robert G. Ruhlman.

Board Committees and Meetings

Nominating Committee

The Board does not have a Nominating Committee nor any charter with respect to nominations. However, pursuant to NASDAQ corporate governance rules, any Board nominees must be recommended for Board selection by a majority of the Company’s independent directors. The independent directors are responsible for ensuring that the members of the Board of Directors possess a variety of knowledge, experience and capabilities derived from substantial business and professional experience, based on an assessment of numerous factors such as age and understanding of and experience in manufacturing, technology, finance and marketing. The Board considers whether potential candidates will satisfy the independent standards for the Board, Audit Committee and Compensation Committee. Additionally, nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. Finally, the Board welcomes nominees with diverse backgrounds, not only in gender and ethnicity, but also in particular experience such as banking, international business, government, and health care. To this end, the independent directors rely on their networks of contacts to compile a list of potential candidates, and may also consider qualified candidates suggested by officers, employees, shareholders and others, using the same criteria to evaluate all candidates. While the Board considers diversity in its evaluation of candidates, the Board does not have a policy specifically focused on the consideration of diversity.

Audit Committee

The Board of Directors has appointed an Audit Committee, comprised of Messrs. Gibbons (chairman), Corlett and Gascoigne, each of whom qualifies as independent for audit committee purposes under the NASDAQ rules. The Board of Directors has determined that Michael E. Gibbons is an audit committee financial expert and that each member meets the requirements under the NASDAQ rules regarding the ability to read and understand financial statements.

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to NASDAQ, the Securities and Exchange Commission or the public. The Audit Committee also engages the independent registered public accountants for the Company, reviews with the independent registered public accountants the plans and results of audit engagements, preapproves all professional services provided by the independent registered public accountants including audit and non-audit-related services, reviews the independence of the independent registered public accountants, approves the range of audit and non-audit fees, reviews the independent registered public accountants’ management letters and management’s responses, reviews with management their conclusions about the effectiveness of the Company’s disclosure controls and procedures, and reviews significant accounting or reporting changes. Management does not approve professional services provided by the independent public accountants for audit and non-audit-related services. The Audit Committee is governed by a written charter. A copy of the Audit Committee Charter is attached hereto as Exhibit A, and is available on the Company’s website www.preformed.com.

Compensation Committee

The Board of Directors has appointed a Compensation Committee, comprised of Messrs. Corlett (chairman), Gibbons and Gascoigne, each of whom qualifies as independent under the NASDAQ rules. The Compensation Committee administers the Company’s executive compensation program and as such, is responsible for reviewing all aspects of the compensation program for the Company’s executive officers. The Compensation Committee meets at scheduled times during the year – no less than twice – and has the authority to consider and take action by written consent. The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at the Company’s Board meetings. In order to meet its responsibilities, the Compensation Committee has the authority to delegate certain of its responsibilities to subcommittees and/or officers where necessary and consistent with applicable law and to retain consultants. The Compensation Committee is governed by a written charter, which is available on the Company’s website www.preformed.com. See “Compensation Discussion and Analysis” for the role of the President and Chief Executive Officer in compensation matters.

The Compensation Committee’s primary objective with respect to executive compensation is to establish programs that attract and retain key officers and managers, and align their compensation with the Company’s overall business strategies, values, and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy to compensate executive officers based on their responsibilities and the Company’s overall annual and long-term performance, which is outlined under “Directors and Executive Officers Compensation.”

Meetings

In 2014, the Board of Directors held five meetings. In 2014, the Audit Committee held five meetings and the Compensation Committee held four meetings. Barbara Ruhlman attended less than 75% of the total meetings of the Board of Directors, and all other directors attended at least 75% of the total of meetings held by the Board of Directors and all committees on which the director served. Additionally, the Audit Committee Chairman and the Compensation Committee Chairman had numerous informal meetings with management and the independent public accountants. The directors are expected to attend the Company’s annual meeting of shareholders. All of the directors except Barbara Ruhlman attended last year’s annual meeting of shareholders.

Audit Committee Report

In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to NASDAQ, the Securities and Exchange Commission or the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accountants are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee is comprised of three directors who are not officers or employees of the Company and are “independent” under the current NASDAQ rules.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2014, with the Company’s management. The Audit committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedule with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with the Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition the Committee has discussed with the independent auditor the firm’s independence from the Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditors’ independence.

Based on the above-referenced review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements and management’s assessment of effectiveness of the Company’s internal control over financial reporting be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Michael E. Gibbons, Chairman
Glenn E. Corlett
Richard R. Gascoigne

COMPENSATION POLCIES AND RISK

The Company’s policies and overall actual compensation practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company. Generally speaking, the compensation policies are consistent for all business units of the Company. Additionally, incentives are not designed to, and do not, create risks that are reasonably likely to have a material adverse effect on the Company as the incentives generally reward growth and profitability. The Company’s various bonus programs are based on consistent growth of the Company, relying, for example, on the total return on investment, or including language that requires any increases in sales to be on appropriate and consistent margins. As such, they do not encourage employees to take risks in order to receive incentive compensation, nor are they reasonably likely to have a material adverse effect on the Company.

DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation Committee

The Compensation Committee (the “Committee”) administers the Company’s executive compensation programs. The Committee’s primary role is to oversee the Company’s compensation and benefit plans and policies for its elected executive officers (“Officers”), including the Named Executive Officers (“NEOs”) who are the Company’s principal executive officer (Robert G. Ruhlman, Chairman, President and Chief Executive Officer), principal financial officer (Eric R. Graef, Chief Financial Officer and Vice President – Finance) and the three other most highly compensated executive officers. The Committee reviews and approves all executive compensation decisions relating to the officers, including all NEOs.

In the performance of its duties, the Committee has the authority to allocate all or any portion of its responsibilities and powers to any one or more of its members, and may delegate all or any portion of its responsibilities and powers to a committee formed for that purpose, subject to approval from the entire Board. Additionally, the Committee may select and appoint outside consultants to assist it.

Philosophy of the Compensation Program

The philosophy of the Committee is to provide a compensation program that will attract, motivate and retain key members of the leadership team in order to give the Company a competitive advantage while ensuring the success and growth of the Company. The compensation program should ensure that a significant portion of compensation will be directly related to the Company’s performance by tying annual cash bonus and long-term incentive awards to Company performance. The compensation program is intended to motivate the officers to enable the Company to achieve its short-term and long-term business goals. The Committee has three goals to guide it in this endeavor: (a) compensation paid to officers should be aligned with the performance of the Company on both a long- and short-term basis; (b) compensation should be competitive within the employment environment; and (c) compensation should be designed to reward officers for meeting performance targets.

Compensation Program

The Committee strives to craft a compensation program that pays the officers at competitive levels reflective of their individual responsibilities while maintaining consistency and pay equity among the individual officers. The Committee conducts an annual review of the compensation program, as well as changes in the overall composition of the management team and the responsibilities of the individual officers, to ensure that the compensation is competitive within the market, supports retention objectives and is internally equitable. Reliance upon various tools, and the findings from such tools, assists the Committee in its analysis, and leads to decisions regarding the mix of the various compensation elements to be included. Additionally, the cost of the compensation program is considered, in recognition that the optimal compensation program motivates employees to improve Company results on a cost-effective basis. Typically, the Committee finalizes compensation elements for a calendar year in December of the prior year.

Tools and Findings from Analysis. The Committee relies upon tools to analyze the compensation program internally and within the competitive landscape. Historically, these tools have been outside data compiled by various consultants, tally sheets detailing overall compensation packages for each individual officer and discussions with the CEO regarding performance levels and goals. The Committee also considers the results of the most recent non-binding advisory “say on pay” vote of the Company’s shareholders on executive compensation.

Consultant. The Committee has the authority to retain its own advisor. During the third quarter of 2013, the Committee engaged Aon Hewitt to review the compensation plan and provide guidance. Aon Hewitt has not provided other services to the Company. The Company was not aware of any business or personal relationship that the key advisor of Aon Hewitt had with any member of the Committee, nor was the Company aware that the key advisor owned any PLP shares. For 2014, the Committee did not retain an advisor.

External Data. The Committee generally relies upon various independent surveys, which are matched to specific positions with similar functional descriptions as those for the officers. The Committee reviews surveys primarily to gain perspective on how the Company’s executive compensation compares to other similarly-sized companies so that it can assess whether the Company’s pay levels are generally competitive and represent a reward for strong performance. For 2014, the Committee utilized the TowersWatson annual compensation level survey. Using this independent survey, the Committee analyzed the compensation paid to officers, including the CEO, compared against the compensation paid to executives holding equivalent positions in the peer classification group, consisting of surveyed manufacturers of durable goods with employment levels of between 1,000 and 4,999 (the “Peer Group”). The survey did not include any revenue limitations as using such limitations would have resulted in a peer group that was too small to be statistically significant. The Committee reviews base salary and total compensation at both the 50th and 75th percentile levels to highlight where the Company’s compensation is relative to peers for competitive purposes, and also takes into account the individual’s experience and performance and the Company’s results. For 2014, the Officers including the CEO were near the 50th percentile, when reviewing base salary alone. The Committee decided that salary levels that are near the 50th percentile were appropriate for 2014, given the sales and operating income levels achieved by the Company.

The Committee also reviews total compensation, which included salary and the maximum available bonus for the officers, and compares that data with the Peer Group data. The Committee does not engage in specific benchmarking when comparing total compensation because a significant portion is tied to the Company’s performance, which can cause a great variation relative to the amounts paid by comparable companies with different performance results. As a result, the Committee considers the total compensation paid by other companies to ensure that the Company’s pay is competitive, and to assess whether its payout levels for strong performance represents an incentive to achieve such performance. For 2014, total compensation of the officers was found to align near the [50th] percentile depending on the actual payout to be achieved.

Discussions with the CEO. All of the non-CEO officers report directly to the CEO, who performs a yearly evaluation of the performance of each officer. The CEO’s assessment of the individual performance forms the basis for the proposed compensation levels of each officer (other than the CEO), in light of the information derived from the aforementioned survey. The CEO provides a written evaluation for each officer (other than the CEO) that includes his recommendations for salary adjustments for the subsequent year to the Committee, which weighs these recommendations in determining salary levels.

Results of 2011 and 2014 Say on Pay Votes. The Proxy Statements filed by the Company in 2011 and 2014 included a non-binding advisory “say on pay” vote on executive compensation. Although the vote was non-binding, the Board of Directors and the Committee value the opinions of the shareholders and considered the outcome of the vote when making compensation decisions for the Company’s NEOs. The Company’s compensation program received an affirmative vote from over 75% of the Company’s Common Shares entitled to vote and present or represented by proxy at the 2011 annual meeting. Although occurring after the 2014 compensation program was approved by the Board, the Company’s compensation program received an affirmative vote from over 87% of the Company’s Common Shares entitled to vote and present or represented by proxy at the 2014 annual meeting. The Company views both of these recent shareholder approvals as an endorsement of a sound compensation program.

Compensation Elements. The Company recognizes that its success depends, in large part, on a leadership team with the skills and commitment necessary to successfully manage a global organization. The compensation program assists in achieving this objective by relying on the elements of compensation detailed below. Certain elements are designed to enable the Company to attract and retain the officers with the skills to anticipate and respond to the market, while other elements are intended to motivate the officers to achieve financial results to enhance shareholder value. The Company’s 2014 compensation program for officers consisted of the following elements:

•	Base salaries;

•	Annual cash incentive awards;

•	Long-term equity grants;

•	Retirement benefits; and

•	Health and welfare benefits.

The Company structures the total compensation program so that its reliance on any particular element of compensation is flexible. Thus, the compensation program strives to meet the goals outlined above, by balancing short-term (i.e., base salaries, annual cash incentive awards) and long-term incentives (i.e., long-term equity grants), competitively in the market. There is no difference in the policies and their application for each of the officers, except for the CEO.

Base Salaries. The Company’s goal is to establish salaries at a level sufficient to attract and retain talented executives. This goal is based on the Company’s belief that it is important to maintain salary levels near a midpoint of comparable company executives to be competitive within the general market and the Peer Group. The base salaries of the officers are reviewed annually. In each case, factors considered in establishing an officer’s salary level include a review of the individual’s performance initiated by the CEO, an accounting of the Company’s performance, the experience level for the position, the Peer Group executive compensation information derived from the independent compensation survey using companies in similar industries and with similar employee levels and internal equity. For 2014, the Committee ratified the CEO’s recommendations for officer salaries (other than the CEO). For the CEO’s salary, the Committee considered the written recommendation on the competitive market prepared by the Vice President of Human Resources, as well as the CEO’s request for the fifth consecutive year for no adjustment to his salary, particularly given the harsh economic conditions. The Committee believed that because the CEO continues to lead the management team to a successful year in the face of the trying economy, an adjustment was warranted. As such, the Committee approved an increase to the CEO compensation consistent with increases given to all Officers

Annual Cash Incentive Awards. The annual cash incentive award is designed to motivate and reward the officers for their contributions to the Company’s performance by making a significant portion of their total compensation variable and dependent upon the Company’s annual financial performance. It is tied directly to the financial performance of the Company on a sliding scale of return on shareholders’ equity. The Committee believes that compensating management by aligning compensation with shareholders’ return on their investment is an effective way to connect the achievement of performance goals and to encourage growth in the Company while rewarding officers for their contributions. The calculation is based on the Company’s pretax return on equity and assessed over a range of 4% to 15%. The implied target is 10.4% which assumes a linear, symmetrical bonus curve with one-half of the maximum bonus earned at the midpoint of the performance range. From this calculation, the awards are determined based on a schedule that provides certain percentages to be applied to base salaries. The Company’s pretax return on shareholders’ equity for 2014 was 10.3% which resulted in a payout of 93.75% for the CEO and 75% for the other NEOs. The maximum bonuses are 100% of salary for the CEO and 85% of salary for the other officers. Under the Company’s established bonus plans for the CEO and other executive officers, the maximum bonuses are 100% of salary for the CEO and 85% of salary for the other officers. The payout amount is based on the Company’s pretax return on shareholders’ equity and assessed over a range of 4% to 15%, with the percentage of base salary to be paid out upon achieving the level of pretax return on equity. The target for the Company’s pretax return on shareholders’ equity for 2014 was 10.4%. The actual pretax return on shareholders’ equity for 2014 was 10.3%, which would have resulted in a payout of 75% of salary for the CEO and 60% of the salary for the other NEOs. In December 2014, the Compensation Committee reviewed the Company’s preliminary results for 2014 and determined that, in light of the strong efforts of the CEO and other NEOs during the year that were not reflected in the pretax return on equity achieved by the Company, the award payout resulting from the above calculations would be multiplied by 125%. Accordingly, the cash incentive awards were 93.75% of salary for the CEO and 75% of salary for the other NEOs.

Long-term Equity Grants. The Committee believes that the Company’s shareholders will be well served if a greater percentage of the long-term equity incentive program is related to achievement of the Company’s Board-approved strategic objectives. To that end, the “balanced LTI program” consisting of service vested restricted share units (RSUs) and performance vested RSUs, is a way to achieve its objectives. Generally, performance-vesting aligns executive long-term incentive rewards more directly with shareholder interests since achieving strategic objectives is a better measure of managements’ performance than the volatility of the stock market. Furthermore, the Committee believes that the shareholders are served well by decisions that further the Company’s long-term strategic plan. The Committee also believes that the CEO’s long-term incentive should be 100% dependent on the achievement of the Company’s strategic objectives. Nevertheless, the Committee believes that it is appropriate to include some service vested RSUs in the long-term incentive program of the other officers in order to encourage retention of key executives over the duration of a business cycle. Additionally, upon vesting, it was mandated that the officers defer receipt of the shares received from the grants in 2009 through 2013 until, at the earliest, their retirement/termination date. This policy was replaced by the ownership guidelines discussed below in 2014.

Long-term equity incentive grants are made under the Preformed Line Products Company Long Term Incentive Plan of 2008 (“LTIP”), which was initially approved by the Board and by the shareholders in 2008 and amended and restated by the Board during 2011 and subsequently approved by the shareholders at the 2011 annual meeting. The CEO’s equity compensation awards are performance-based RSUs, vesting in three years based upon achieving performance standards approved at the time of the grant by the Company’s Board of Directors. The equity compensation awards to the other participants are as follows: two-thirds of the award is performance-based RSUs, vesting in three years based on achieving performance standards approved at the time of the grant by the Company’s Board of Directors, and one-third of the award is service-based RSUs, vesting three years after the date of the grant based solely on continued employment by the Company. The Committee chose to emphasize performance over three years (rather than weigh performance and service equally); because it believes this approach aligns the Company’s performance with shareholder interests, while acknowledging the benefit from long-term service.

For the 2014 grants, the Committee analyzed the history of the RSU grants, and whether such grants are effective in aligning the interests of the NEOs with the Company’s interests. In addition, the Committee recognized that the Company had substantial sales growth during 2011 and 2012, both of which were record years. Grants in prior years have used a three year baseline. By following that same approach for the 2014 grants, the Company would be required to have substantial growth in order to achieve any of the performance metrics used in the past. In order to set performance metrics that would incentivize the NEOs without encouraging excessive risk-taking, the Committee considered the Company’s 2014 projections for sales and costs and information on the 2014 projections for the public utility market. Both projections for 2014 forecasted that sales growth would be flat and costs would increase. The Committee determined to set the base year for the 2014 grants as one year (i.e., 2013) to exclude the high growth years of 2011 and 2012 in the baseline and adjust the performance metrics as detailed below. The Committee recommended and the Board approved the grants in February 2014 to each of the officers including the CEO.

The CEO’s award is set at a number of RSUs equal to 100% of the CEO’s salary if target performance is achieved, with a maximum award equal to 200% of his salary if the maximum performance is achieved. The awards to the other officers are as follows: the award is set at a number of RSUs equal to that percentage of participant’s salary that is specified at the time of grant if target performance is achieved. The maximum amount of the performance portion of the award is equal to two times the target award. The amount of the service-vested award that can be earned is equal to the target award. Each officer was granted the number of RSUs equal to the maximum level, under the performance criteria.

For the performance-based RSUs, the number of shares in which the participant becomes vested will depend upon the specific level of growth in pretax income and sales growth measured over the three-year performance period ending December 31, 2016, with thresholds of 0%, 2% and 5% for pretax income growth, and 0%, 3% and 5% for sales growth. The threshold payout is at 25% of the maximum number of performance-based RSUs if both measures are achieved, the target is at 50% if both 2% growth in pre-tax income and 3% growth in sales are achieved, and the maximum is at 100% of the number of RSUs subject to the award if 5% growth in each measure is achieved at the end of the three-year period. If only one of the two measures is achieved at any of these levels, the vesting percentage is weighted to provide for some additional vesting for achieving the higher measure. Dividends declared on RSUs are accrued as cash dividends.

Retirement Benefits. The Company believes that retirement benefits are an important component of total compensation. The Company’s primary retirement benefit consists of the Company’s 401(k) and profit sharing plan under which all salaried employees of the Company, including officers, participate starting in their third year of employment. The amount the Company provides to the profit sharing plan is based on the recommendation of management, with the Board’s approval. Typically, the Company’s contribution under this plan is approximately 15% of the then-current year’s cash compensation which is consistent with the amount contributed for all full-time salaried employees of the Company, including the cash incentive award. When calculating the Company’s contributions under the profit sharing plan, the Company does not consider gains from prior awards. Every aspect of this plan is the same for all salaried employees, including officers. Thus, each salaried participant elects the investment options with the same options offered to all salaried employees and officers. The plan does not involve any guaranteed minimum return or above-market returns; rather, the investment returns are dependent upon actual investment results. To the extent an employee’s award exceeds the maximum allowable contribution permitted under existing tax laws, the excess is accrued for (but not funded) under a non-qualified Supplemental Profit Sharing Plan. The return under this Supplemental Profit Sharing Plan is calculated at a weighted average of the Treasury constant maturity one-year rate plus 1%.

Executive Perquisites. Perquisites and other personal benefits do not comprise a significant aspect of the Company’s compensation program. Although officers participate in the same benefit programs as the Company’s other employees, the Company provides a few additional benefits to its officers. These benefits are designed to enable the Officers to balance their personal, business and travel schedules. In 2014, benefits include the Company’s payment of club dues, which was less than $4,000 annually per membership, for four of the NEOs as indicated in the accompanying Summary Compensation Table. The Company also pays annual dues for Robert G. Ruhlman at a club located near the Company’s Rogers, Arkansas facility, which totaled approximately $3,000 in 2014. This benefit is also provided to four other non-officer employees, primarily for business entertainment purposes. Except as described here, the Company aircraft is available to all of the employees, including the Officers, for business-related travel only. The CEO is permitted to use the Company’s aircraft for personal purposes, as shown on the Summary Compensation Table. The Company also makes personal financial advice available to the CEO and tax advice available to all its officers.

Ownership Guidelines. In 2009, the Board established a requirement that the NEOs defer receipt of all shares received upon vesting of RSUs until retirement or termination of employment. Upon advice from Aon Hewitt during their 2013 engagement, the Committee determined that ownership guidelines would provide a more flexible way to ensure executives maintain sufficient ownership position in the Company. In February 2014, the Committee recommended and the Board approved ownership guidelines to ensure that the NEOs have a stake in the future of the Company in lieu of the deferral requirement. The ownership guidelines require the CEO to hold six times his annualized base salary in equity of the Company, and the other officers to hold three times their annualized base salaries. The ownership guidelines state that the types of equity that count toward the ownership requirement are stock owned directly, stock owned in a Company-sponsored retirement plan, and the unvested portion of RSUs that are subject only to time-vesting. In addition, each covered executive has until 2019 to meet these parameters.

Directors’ Compensation. The Company pays each Board member an annual retainer rather than fees for meeting attendance, because the Committee recognized the active role in corporate governance required from the Board members on an on-going basis. As such, the Directors are able to focus on their role as an overseer of corporate governance on a day-to-day basis. A crucial driver for the annual retainer is the need to ensure that the Company can retain and recruit Directors who are chosen for their financial and business acumen rather than prestige.

Additionally, the Directors Deferred Compensation Plan, which allows Directors to make elective deferrals of Director Fees payable by the Company in the form of Common Stock, is available to all Board members. The Plan is intended to work in concert with the Preformed Line Products Company Deferred Shares Plan, so that Directors will have the ability to elect to receive Director Fees either in cash currently or in common shares of the Company at a later date, thereby deferring taxation to the extent permitted by law. In 2010, the Board approved a change to the Directors Deferred Compensation Plan, whereby the dividends from the deferred shares will be paid in cash, rather than additional shares.

Tax Deductibility of Pay. Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1 million on the amount of compensation that a company may deduct in any one year with respect to each of its NEOs. All officers were below this threshold in 2014, except the CEO.

Compensation Committee Report

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis, and based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Glenn E. Corlett, Chairman
Richard R. Gascoigne
Michael E. Gibbons

Summary Compensation Table

The table below describes the compensation earned in the last three fiscal years for our NEOs.

					Non-Equity
				Stock	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)
Robert G. Ruhlman	2014	763,380		1,526,759	715,669	356,449	3,362,257
Chairman, President and	2013	741,120		1,482,241	741,120	290,406	3,254,887
Chief Executive Officer	2012	716,040		1,432,080	716,040	329,392	3,193,552
Eric R. Graef	2014	344,400		315,701	258,300	114,776	1,033,177
Chief Financial Officer and	2013	334,344		306,482	284,192	96,472	1,021,490
Vice President—Finance	2012	327,792		300,478	278,623	104,296	1,011,189
Dennis F. McKenna	2014	302,580		277,366	226,935	95,409	902,290
Vice President—Marketing	2013	293,760		269,280	249,696	79,383	892,119
and Business Development	2012	283,824		260,171	241,250	85,012	870,257
William H. Haag III	2014	295,440		270,821	221,580	96,129	883,970
Vice President -	2013	286,800		262,902	243,780	82,030	875,512
International Operations	2012	278,424		255,223	236,660	85,009	855,316
David C. Sunkle	2014	258,780		237,215	194,085	81,683	771,763
Vice President—Research and	2013	239,616		219,649	203,674	64,742	727,681
Engineering and Manufacturing	2012	230,400		211,200	195,840	69,260	706,700

(1)	Reflects the dollar amount of the grant date fair value, as determined in accordance with Financial Accounting Standard Board ASC Topic 718, with respect to performance-based and service-based restricted share units (RSUs) awarded under the LTIP. The value of performance-based RSUs was calculated assuming the highest level of the performance conditions achieved. The value of the performance-based RSUs granted in 2012 and 2013 were included in the table above were calculated assuming the maximum value, which is a correction to the amounts reported in the year of grant. The performance period for the 2012 performance-based RSUs ended on December 31, 2014 and the actual payout was at 91% of the maximum share number. For a further description of these awards, see the discussion under the heading “Long-Term Equity Grants” above and Note H – Share-Based Compensation to the Notes to Consolidated Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(2)

Reflects the dollar amount of the annual cash incentive, which was based on a sliding scale of the Company’s return on shareholders’ equity, ranging from 4% (for the threshold payout) to 15% (for the maximum payout), with target payout at 10.4%. The percentage achieved within this range determined the dollar amount of the award based on a percentage of salary, which is a maximum of 100% for Robert G. Ruhlman and 85% for the other NEOs. The Company’s return on shareholders’ equity for 2014 was 10.3%; however, in light of the performance of these officers, the resulting amount was then multiplied by 125% for a payout of 93.75% of salary for Robert G. Ruhlman and 75% of salary for the other NEOs.
(3)	Reflects the employees’ 2014 earnings and interest accruals to the Company’s non-qualified Supplemental Profit Sharing Plan, in which the Company accrues for (but does not fund) those employees’ awards which exceed the maximum allowable contribution permitted under existing tax laws, in the following amounts: Robert G. Ruhlman, $222,334; Eric R. Graef, $62,878; Dennis F. McKenna, $50,321; William H. Haag III, $48,901; and Dave C. Sunkle, $36,585. See Non-qualified Deferred Compensation Table for additional information.
(4)	Reflects the following perquisites and personal benefits received by Robert G. Ruhlman; aggregate incremental cost for personal use of the Company’s airplane of $67,195, club dues of $6,323 and tax preparation fees of $10,044. The aggregate incremental cost of the personal use of the corporate airplane is determined on a per flight basis and includes the cost of the fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs and other costs specifically incurred. Imputed income is assessed to Mr. Ruhlman amounting to the equivalent of a first class ticket for comparable flights. Reflects the Company’s contributions to the Profit Sharing Plan in 2014 of $39,000 for each NEO. Also reflects premiums paid for group term life insurance for 2014: Robert G. Ruhlman, $11,553; Eric R. Graef, $7,777; Dennis F. McKenna, $874; William H. Haag III, $2,305; and David C. Sunkle, $3,751.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (3)	Awards ($) (4)
Robert G. Ruhlman		343,521	534,366	763,380	—	—	—	—	—
Eric R. Graef		103,320	189,420	292,740	—	—	—	—	—
Dennis F. McKenna		90,774	166,419	257,193	—	—	—	—	—
William H. Haag III		88,632	162,492	251,124	—	—	—	—	—
David C. Sunkle		77,634	142,329	219,963	—	—	—	—	—
Robert G. Ruhlman	2/24/14	—	—	—	5,369	10,738	21,476	—	1,526,759
Eric R. Graef	2/24/14	—	—	—	888	1,777	3,553	888	315,701
Dennis F. McKenna	2/24/14	—	—	—	780	1,561	3,121	780	277,366
William H. Haag III	2/24/14	—	—	—	762	1,524	3,048	762	270,821
David C. Sunkle	2/24/14	—	—	—	667	1,335	2,669	667	237,215

(1)	Reflects the dollar amount of the payout, which was based on a sliding scale of the Company’s return on shareholders’ equity, ranging from 4% (for the threshold payout of 45% of salary for the CEO and 30% of salary for the other NEOs) to 15% (for the maximum payout of 100% of salary for the CEO and 85% of salary for the other NEOs), with target payout at 10.4% (of 75% of salary for the CEO and 60% of salary for the other NEOs). The Company’s return on shareholders’ equity for 2014 was 10.3%; however, in light of the performance of these officers, the resulting amount was then multiplied by 125% for a payout of 93.75% of salary for Robert G. Ruhlman and 75% of salary for the other NEOs.
(2)	Reflects the number of performance-based restricted share award units (RSUs) granted during 2014 pursuant to the LTIP. The RSUs vest at the end of three-year performance period through December 31, 2016 based on the Company’s level of performance. The number of shares the participant may receive depends upon the specific level of performance of growth in pretax income and sales growth over the three-year performance period, with thresholds of 0%, 2% and 5% for pretax income growth and 0%, 3% and 5% for sales growth. The threshold payout is at 25% of the maximum number of performance-based RSUs if both measures are achieved, the target is at 50% if both 2% growth in pre-tax income and 3% growth in sales are achieved, and the maximum is at 100% of the numbers of shares subject to the award if 5% growth in each measure is achieved at the end of the three-year period. If only one of the two measures is achieved at any of these levels, the vesting percentage is weighted to provide for some additional vesting for achieving the higher measure.
(3)	Reflects the number of time-based RSUs granted during 2014 pursuant to the LTIP. The RSUs cliff vest and are no longer subject to risk of forfeiture after December 31, 2016 depending on continuous employment.
(4)	The value of the RSUs was calculated using the closing market price of the RSUs on the grant date multiplied by the number of RSUs granted, and reflects the probable total amount that the Company would expense in its financial statements over the restricted awards’ vesting period assuming service and performance goals are met, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Robert G. Ruhlman	—	—	—	—	—	—	—	17,081	933,135
Eric R. Graef	—	—	—	—	—	—	—	2,826	154,384
Dennis F. McKenna	—	—	—	—	—	—	—	2,483	135,646
William H. Haag III	—	—	—	—	—	—	—	2,424	132,423
David C. Sunkle	2,000	—	—	35.50	1/2/2017	—	—	2,087	114,013

(1)	Time-based restricted share units (RSUs) granted in 2013 for the following number of shares vest on December 31, 2015 depending on continuous employment: Eric R. Graef, 1,049; Dennis F. McKenna, 922; William H. Haag III, 900; and David C. Sunkle, 752. Performance-based RSUs granted in 2013 vest after a three-year performance period ending December 31, 2015 for the following number of shares based on achieving the Company’s threshold level of performance measured by growth in pretax income and sales growth over the performance period; Robert G. Ruhlman, 6,343; Eric R. Graef, 1,049; Dennis F. McKenna, 922; William H. Haag III, 900; and David C. Sunkle, 752. Time-based RSUs awards granted in 2014 vest on December 31, 2016 depending on continuous employment: Eric R. Graef, 888; Dennis F. McKenna, 780; William H. Haag III, 762; and David C. Sunkle, 667. Performance-based RSUs granted in 2014 for the following numbers of shares vest after a three-year performance period ending December 31, 2016 based on achieving the Company’s target level of performance measured by growth in pretax income and sales growth over the performance period: Robert G. Ruhlman, 10,738; Eric R. Graef, 1,777; Dennis F. McKenna, 1,561; William H. Haag III, 1,524; and David C. Sunkle, 1,335.
(2)	The market value was calculated using the closing price of the shares of $54.63 as of December 31, 2014.

Option Exercises and Stock Vested

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Robert G. Ruhlman	—	—	21,300	1,163,619
Eric R. Graef	—	—	4,552	248,676
Dennis F. McKenna	900	19,890	3,942	215,351
William H. Haag III	—	—	3,867	211,254
David C. Sunkle	—	—	3,200	174,816

(1)	Consists of common shares vesting under the service-based and performance-based RSUs granted in 2012. The performance-based awards vested as to 91% of the maximum number of shares subject to the award. The shares were deferred and are held in the rabbi trust for future distribution under the Company’s Deferred Compensation Plan.

Non-qualified Deferred Compensation

Name	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (1)	Aggregate Balance at Last FYE ($) (2)
Robert G. Ruhlman	203,801	18,533	1,877,040
Eric R. Graef	59,166	3,712	394,326
Dennis F. McKenna	47,461	2,860	305,702
William H. Haag III	45,622	3,279	341,691
David C. Sunkle	35,084	1,501	170,619

(1)	The Company’s contributions under the Supplemental Profit-Sharing Plan for the year ending December 31, 2014 included in the identified columns are also included in the Summary Compensation Table. The amounts are based on the amount by which compensation from the Company’s qualified retirement plan is limited by the IRS. Earnings are calculated based on an imputed interest rate of one year treasury bill rate plus 1% (1.12% for 2014) multiplied by the amount in such employee’s account under the plan.
(2)	Of the totals in this column, the following amounts have been reported in the Summary Compensation Table in previously reported proxy statements: Robert G. Ruhlman, $1,654,706; Eric R. Graef, $331,448; Dennis F. McKenna, $255,382; William H. Haag III, $292,790; and David C. Sunkle, $134,034.

Potential Payments upon Termination or Change in Control

All of our employees, including NEOs, are employed at will and do not have employment, severance or change-in-control agreements. However, the LTIP includes a change in control provision which provides that in the event of a Change in Control (as defined in the Plan) (a) any options outstanding which are not then exercisable and vested shall become fully exercisable and vested; and (b) unless otherwise provided in the award agreements, any restricted share units outstanding shall vest and entitle the holder to the maximum number of shares that may be earned under the award. The award agreements for the RSUs provide that in the event of the Change in Control (a) all time-based RSUs outstanding shall fully vest and entitle the holder to the maximum number of shares that may be earned under the award and (b) all performance-based RSUs outstanding shall vest and entitle the holder to receive, at the end of the performance period applicable to the award (whether or not then still employed by the

Company), the number of shares that are earned based on the achievement of the performance vesting conditions in effect for the duration of the award. The following table shows the amount the Company’s NEOs would have received under the LTIP if a change in control had occurred on December 31, 2014, assuming that all performance conditions of performance-based RSUs were satisfied at the maximum level and that the shares earned were issued as of December 31, 2014. The amounts are equal to the value of the shares that would have vested as of December 31, 2014 and, in the case of options, less the aggregate exercise price.

Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Stock Awards($)
Robert G. Ruhlman	933,135
Eric R. Graef	154,384
Dennis F. McKenna	135,646
William H. Haag III	132,423
David C. Sunkle	114,013

The following details typical compensation arrangements upon retirement, resignation, death, disability or other termination for other plans.

Profit-Sharing Plan

Upon termination of employment, the employee may receive vested contributions plus income earned on those contributions under the Company’s Profit Sharing Plan. Upon disability, the IRS allows withdrawals to be made if the employee became permanently disabled. Upon death, the vested account balance of the employee will be paid to the designated beneficiaries.

Supplemental Profit-Sharing Plan

Our Supplemental Profit-Sharing Plan was established to compensate employees whose benefits in the Profit-Sharing Plan were reduced due to IRS limitations on compensation. Upon termination of employment, the employee may receive vested contributions plus income earned on those contributions. Upon disability, the IRS allows withdrawals to be made if the employee became permanently disabled. Upon death, the vested account balance of the employee will be paid to the designated beneficiaries.

Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)
Barbara P. Ruhlman	25,000
Randall M. Ruhlman	25,000
Glenn E. Corlett	55,000
Michael E. Gibbons	55,000
R. Steven Kestner	25,000
Richard R. Gascoigne	45,000

Each director who is not an employee of the Company received an annual retainer fee of $25,000. Directors who are also employees are not paid a director’s fee. Additionally, board members who serve on committees are also paid an annual retainer of $10,000 and chairpersons of each committee are paid an additional annual retainer of $10,000.

(1)	Directors’ fees earned by R. Steven Kestner and Michael E. Gibbons were issued in common shares and held in the rabbi trust pursuant to the deferral election made under the Company’s Directors Deferred Compensation Plan. On January 2, 2015, 400 common shares were transferred from the rabbi trust to R. Steven Kestner per his deferral agreement.

Compensation Committee Interlocks and Insider Participation

No director serving on the Compensation Committee during any part of 2014 was at any time either during or before 2014, an officer or employee of the Company or any of its subsidiaries. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed during 2014.

Transactions with Related Person

It is the policy of the Company that the Audit Committee approves all related party transactions. Additionally, the Company has a Code of Conduct that addresses the Company’s commitment to the honesty, integrity and ethical behavior of the Company’s directors, officers and employees. The Code governs the actions and working relationships of the Company’s directors, officers and employees with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom the Company has or may have contact. Each director, officer and employee is instructed to inform the Board when confronted with a situation that may be perceived as a conflict of interest. All related party transactions must be approved by the Audit Committee in advance. The Audit Committee may engage outside parties to assist it in assessing the fairness and reasonableness of related party transactions. Although the policies and procedures for related parties are not in writing, the results of actions taken by the Audit Committee are documented in formal minutes and are reported to the Board. The following are the Transactions with Related Parties which have been approved by the Audit Committee and reported to the Board in 2014:

•	On March 20, 2014, the Company purchased 2,098 common shares of the Company from Robert G. Ruhlman, at a price per share of $62.99, which was calculated from a 30-day average of market price.

•	On August 14, 2014, the Company purchased 34,106 Common Shares of the Company from a trust for the benefit of Barbara P. Ruhlman and a foundation of which Barbara P. Ruhlman, Robert G. Ruhlman, Randall M. Ruhlman and Bernard Karr are officers, at a price per share of $54.83. Barbara P. Ruhlman is a member of the Company’s Board of Directors and the mother of Robert G. Ruhlman and Randall M. Ruhlman, both of whom are also members of the Board of Directors. Robert G. Ruhlman is Chairman, President and Chief Executive Officer of the Company. The purchase was consummated pursuant to two Shares Purchase Agreements both dated August 14, 2014, one between the Company and the trust and the other between the Company and the foundation.

•	Ryan Ruhlman has worked for the Company for over ten years, recently being promoted to the role of Director, Marketing and Business Development. He is the son of Robert G. Ruhlman, President and CEO of the Company, and received $153,273 in reportable compensation for 2014 of which $39,100 is attributable to his 2014 award of stock options, in line with the Company’s compensation for mid-level managers.

•	During 2014, the Company paid approximately $207,000 in legal fees to Baker & Hostetler LLP, of which R. Steven Kestner is the Chairman and the chair of its policy committee. Mr. Kestner is a director of the Company

PROPOSAL TWO: Ratification of the Appointment of Ernst & Young LLP

The Board recommends that you vote “FOR” on this proposal.

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the year ending December 31, 2015. For 2014, the Company engaged E&Y to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2014, to audit the annual financial statements and to perform audit-related and tax services. Representatives of E&Y are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of E&Y as the Company’s independent registered public accounting firm for 2015. The submission of this matter for approval by the shareholders is not legally required. The Board believes that submission of this matter presents an opportunity for the shareholders to provide feedback to the Board on an important issue of corporate governance. If the shareholders do not approve the appointment of E&Y, the appointment will be re-evaluated by the Audit Committee but will not require the Audit Committee to appoint a different accounting firm. The Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

OTHER MATTERS

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors appointed Ernst & Young LLP (E&Y) as the Company’s independent registered public accounting firm for the year ended December 31, 2014.

Audit Fees

The aggregate fees billed for professional services rendered by E&Y were $1,906,400 for the audit of the Company’s annual financial statements for the year ended December 31, 2014, the audit of internal controls over financial reporting as of December 31, 2014, E&Y’s review of the financial statements included in the Company’s Form 10-Q’s filed with the Securities and Exchange Commission for the first, second and third quarters of 2014 and statutory audits of various international subsidiaries. The aggregate fees billed for professional services rendered by E&Y were $1,654,000 for the audit of the Company’s annual financial statements for the year ended December 31, 2013, the audit of internal controls over financial reporting as of December 31, 2013, E&Y’s review of the financial statements included in the Company’s Form 10-Q’s filed with the Securities and Exchange Commission for the first, second and third quarters of 2013 and statutory audits of various international subsidiaries.

Audit Related Fees

The incremental fees billed for professional services rendered by E&Y for audit-related services for the year ended December 31, 2014 were $0. The incremental fees billed for professional services rendered by E&Y for audit-related services for the year ended December 31, 2013 were $15,700. Fees included in 2013 were for services related to the earnout calculation of the Company’s acquisition of Australian Electricity Systems PTY Ltd. on January 31, 2012 and a royalty audit for the Company’s South African subsidiary.

Tax Fees

The incremental fees billed for professional services rendered by E&Y for tax-related services for the year ended December 31, 2014 were $11,400. Fees included in 2014 were for tax consulting and a transfer pricing analysis at the Company’s Mexican subsidiary. The incremental fees billed for professional services rendered by E&Y for tax-related services for the year ended December 31, 2013 were $8,500. Fees included in 2013 were for tax consulting and a transfer pricing analysis at the Company’s Mexican subsidiary.

All Other Fees

There were no incremental fees billed for professional services rendered by E&Y for all other services for the years ended December 31, 2014 and 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and owners of more than 10% of our Common Shares, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our Common Shares and other equity securities. Executive officers, directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

Based solely on a review of these reports and written representations from the executive officers and directors, the Company believes that there was compliance with all such filing requirements for the fiscal year ended December 31, 2014.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at the 2016 annual meeting of shareholders must be received by the Company at 660 Beta Drive, Mayfield Village, Ohio 44143, on or before November 26, 2015, for inclusion in the proxy statement and form of proxy relating to the 2016 annual meeting of shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act including submissions for director nominees to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must have been received by the Company at the address listed in the immediately preceding sentence no earlier than January 6, 2016, and not later than February 5, 2016 and must comply with all provisions of our Amended and Restated Code of Regulations.

Communication with the Board of Directors

The Board of Directors of the Company believes that it is important for shareholders to have a process to send communications to the Board of Directors. Accordingly, shareholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to:

Caroline S. Vaccariello	- or -	Michael E. Gibbons
General Counsel and Corporate Secretary		Chairman, Audit Committee
Preformed Line Products Company		c/o Brown Gibbons Lang
660 Beta Drive		& Company
Mayfield Village, Ohio 44143		1111 Superior Avenue, Suite 900
Cleveland, OH 44114

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors. The Secretary and Mr. Gibbons, as applicable, will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and shareholders should not expect a response or reply to any communication.

Shareholders Sharing the Same Address

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce our printing and postage costs. Upon written or oral request, we will promptly deliver a separate set of proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of proxy materials, you may write or call our Investor Relations Contact at PLP Investor Contacts, 660 Beta Drive. Mayfield Village, Ohio 44143, telephone (440) 461-5200.

Form 10-K

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to our Investor Relations Contact at PLP Investor Contacts, 660 Beta Drive. Mayfield Village, Ohio 44143, telephone (440) 461-5200. The Annual Report on Form 10-K is also available at www.preformed.com

Miscellaneous

If the enclosed proxy card is executed and returned to the Company, the persons named in it will vote the shares represented by that proxy at the meeting. The form of proxy permits specification of (a) a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees; and (b) a “for,” “against” or “abstain” vote to ratify the appointment of E&Y. When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above, and for the ratification of the appointment of E&Y.

Director nominees who receive the greatest number of affirmative votes will be elected directors. Broker non-votes and abstaining votes will be counted as “present” for purposes of determining whether a quorum has been achieved at the meeting, but will not be counted in favor of or against any nominee. Approval of the proposal to ratify the selection of E&Y as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Banks or brokers holding shares for which no voting instructions were received may exercise their discretionary voting authority for this proposal.

If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that will be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting. If any other matters are considered at the meeting, they would require for approval the affirmative vote of a majority of the shares entitled to vote and represented at the meeting in person or by proxy.

By order of the Board of Directors,

CAROLINE S. VACCARIELLO,
Secretary

Dated: March 25, 2015

Exhibit A

PREFORMED LINE PRODUCTS COMPANY

AUDIT COMMITTEE CHARTER

Purposes of the Committee

The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Preformed Line Products Company (the “Company”) are (i) to assist the Board in overseeing (a) the integrity of the Company’s financial statements, (b) the Company’s accounting and financial reporting processes, including audits of the Company’s financial statements, (c) the Company’s compliance with legal and regulatory requirements, (d) the Company’s independent auditor’s qualifications and independence, (e) the performance of the Company’s independent auditors; and (f) oversight of the performance of the Company’s internal audit function; and (ii) to prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

B.	Composition of the Committee

The Committee must be comprised of at least three directors, each of whom must be independent, as the term “independent” is defined for purposes of applicable federal securities laws, including Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the SEC, including Rule 10A-3 of the Exchange Act, and the applicable listing standards of NASDAQ Stock Market LLC (the “NASDAQ”). Each Committee member must be free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. No member of the Committee can have participated in the preparation of the Company’s or any of its subsidiaries’ financial statements at any time during the past three years.

Each Committee member must meet the financial literacy and experience standards applicable to him or her under applicable law, SEC rules and NASDAQ listing standards. At least one member of the Committee must be an “audit committee financial expert” as defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K.

The members of the Committee will be appointed by and serve at the pleasure of the Board. The Board has the sole authority to remove Committee members and to fill vacancies on the Committee. The Board will appoint the chairperson.

C.	Meetings and Procedure of the Committee

1. Minimum Number of Meetings and Agendas. The Committee shall meet at least quarterly or more frequently as circumstances require. The chairperson will, in conjunction with appropriate members of the Committee and management, establish the meeting calendar and set the agenda for each meeting. All Committee members may suggest the inclusion of matters for the agenda.

2. Special Meetings. The chairperson of the Committee or a majority of the members of the Committee may call special meetings of the Committee.

3. Subcommittees. The Committee may form subcommittees of not fewer than two members for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate.

4. Executive Sessions; Attendance by Non-Committee Members. The Committee may meet in executive session outside the presence of the Company’s executive officers, and shall meet periodically (but not less than annually) with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such information as the Committee may request.

5. Procedural Rules for Meetings. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

6. Meeting Reports and Minutes. Following each of its meetings, the Committee shall report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings and deliver a copy of such minutes to the Company’s corporate secretary for inclusion in the corporate records.

D.	Committee Authority and Responsibilities

The Committee has the following authority and responsibilities:

1. Engagement of Independent Auditor; Approval of Services. The Committee has the sole authority to engage and, when appropriate, replace an independent registered public accounting firm to serve as the Company’s independent auditor. The Committee is directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for the Company. The Committee must preapprove all auditing services and permitted non-audit and tax services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in the Exchange Act and the rules and regulations thereunder that are approved by the Committee prior to completion of the audit. The Company’s independent auditor shall report directly to the Committee. The Committee shall obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

2. Review and Discussion Items. The Committee shall review and discuss:

a. with the independent auditor in advance of its audits, the overall scope and plans for the audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits; in this connection, the Committee shall discuss with management and the independent auditor, among other things, the Company’s significant exposures (whether financial, operating or otherwise), and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;

b. with management and the independent auditor, the financial information to be included in the Company’s Annual Report on Form 10- K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”

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their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, and any significant matters regarding internal control over financial reporting that have come to the attention of management or the independent auditor; in this connection, the Committee shall (i) discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, and (ii) recommend to the Board whether the audited financial statements be included in the Company’s Form 10-K;

c. with management and the independent auditor, the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other matters required at the time of that discussion to be communicated to the Committee by the independent auditor under generally accepted auditing standards, applicable law or NASDAQ listing standards; in this connection, the Committee shall discuss the results of the independent auditor’s review of the Company’s quarterly financial information;

d. with the Chief Executive Officer and the Chief Financial Officer periodically (and at least quarterly), management’s conclusions about the efficacy of the Company’s disclosure controls and procedures, including any significant deficiencies in the design or operation of such controls and procedures or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

e. with management and the independent auditor annually, management’s annual internal controls report and the independent audit’s attestation thereof;

f. with management, at least annually and at such other times as the Committee considers appropriate, the Company’s earnings press releases, including the use of any “pro forma” or “adjusted” non-GAAP information, and the nature of financial information and earnings guidance provided to analysts and rating agencies;

g. with the independent auditor, at least annually, any problems or difficulties the auditor has encountered in connection with the annual audit or otherwise, including any restrictions on the scope of its activities or access to required information, any disagreements with management regarding U.S. generally accepted accounting principles (“GAAP”) or other matters, material adjustments to the financial statements recommended by the independent auditor, and adjustments that were proposed but “passed,” regardless of materiality; in this connection, the Committee shall review with the independent auditor significant consultations on matters that are required to be disclosed to the Committee made between the audit team and the independent auditor’s national office, any management letter issued or proposed to be issued by the auditor and the Company’s response to that letter;

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h. with management and the independent auditor, at least annually and at such other times as the Committee considers appropriate, (i) all critical accounting policies and practices to be used, (ii) significant issues regarding accounting principles and financial statement presentations, including any significant change in the Company’s selection or application of accounting principles, and significant issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (iii) analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (iv) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditor, and (v) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements and other public disclosures;

i. with the independent auditor, at least annually, the independent auditor’s written reports regarding its independence, which the auditor shall deliver to the Committee periodically (and at least annually) consistent with the rules of Public Company Accounting Oversight Board; in conducting a review of the auditor’s independence, the Committee shall actively discuss such reports with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and if so determined by the Committee, take appropriate action to satisfy itself of the independence of the auditor;

j. with the independent auditor, at least annually, the auditor’s performance, including the Committee’s evaluation of the auditor’s lead partner and the rotation of the lead partner required by applicable law; in conducting this review, the Committee shall consult with management and obtain and review a report by the independent auditor describing its internal quality-control procedures, material issues raised in its most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting any independent audit carried out by the independent auditor, and the response of the independent auditor;

k. with the General Counsel, other appropriate legal staff of the Company or its outside counsel, at least annually and at such other times as the Committee considers appropriate, material legal affairs of the Company and the Company’s compliance with applicable law and listing standards; in this connection, the Committee shall discuss with management (and appropriate counsel) and the independent auditor any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s code of ethics or other standards of conduct;

l. with internal audit management, at least quarterly, the plans and scope of ongoing internal audit activities, the budget and staffing for internal audit activities and reports on the results of the internal audit activities and examinations;

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m. with management annually, a summary of the Company’s transactions with directors and officers of the Company and with firms that employ directors, and any other material related party transactions; and

n. with management, as needed, to establish hiring policies and guidelines for the Company with respect to current and former employees of the independent auditor.

3. Hiring Policies for Former Audit Staff. The Committee shall establish guidelines for the Company’s hiring of employees or former employees of the independent auditors who have participated in the audit of the Company, which shall meet the requirements of applicable law and listing standards.

4. Complaint Processing Policies and Procedures. The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

5. Related-Party Transactions. The Committee shall review and approve related-party transactions.

6. Evaluation of the Committee. The Committee shall, on an annual basis, evaluate the adequacy of this Charter and its performance under this Charter.

7. Reports. The Committee shall report regularly to the full board with respect to the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function, and shall report annually to the full board with respect to the Committee’s evaluation of this Charter and the Committee’s performance thereunder. The Committee shall prepare the reports required to be included in the Company’s annual proxy statement with respect to financial and accounting matters and Committee actions, and such other reports with respect to those matters as are required by applicable law, applicable rules of the SEC or applicable NASDAQ listing standards.

8. Outside Advisors; Funding. The Committee may retain, at the Company’s expense, such independent counsel or other advisors (including accounting firms and experts) as it deems necessary or advisable for the full and faithful execution of its duties and responsibilities hereunder. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor and to any other accounting firm or any advisors employed by the Committee, as well as funding for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

9. Other Authority and Responsibilities; Limitation. The Committee will have such additional authority and responsibilities as may be granted to or imposed on audit committees from time to time by applicable law, SEC rules and NASDAQ listing standards, and shall discharge all of its authority and responsibilities in accordance with all applicable law, SEC rules and NASDAQ listing standards. The Committee may conduct or authorize the conduct of such investigations within the scope of its authority and responsibilities as it considers appropriate.

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The Committee’s role is one of oversight. In discharging its responsibilities, the Committee is not responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with GAAP and applicable rules and regulations. These matters are the responsibility of management. The independent auditor is responsible for planning and conducting audits to detect whether the financial statements present fairly in all material respects the financial position and results of operations of the Company.

10. Access to Records. The Committee is entitled to full access to all books, records, facilities and personnel of the Company for the purpose of executing its authority and responsibilities.

E.	Adoption

This Charter supersedes and replaces the Company’s Audit Committee Charter dated October 28, 2008. This Charter was approved and adopted by the Board on February 24, 2015.

5

PREFORMED LINE PRODUCTS COMPANY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Robert G. Ruhlman, Eric R. Graef and Caroline S. Vaccariello, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Preformed Line Products Company to be held at 660 Beta Drive, Mayfield Village, Ohio, on Tuesday, May 5, 2015, at 9:30 a.m., local time, or any adjournment thereof, and to vote the number of common shares of Preformed Line Products Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present as directed on the reverse.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 25, 2015, is hereby acknowledged.

Dated , 2015

Signature(s)

(Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.)

PREFORMED LINE PRODUCTS COMPANY

PROXY

The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the nominees listed in Item 1 and FOR the proposals in Item 2.

1.	FOR, or WITHHOLD AUTHORITY to vote for, the following nominees for election as directors, each to serve until the 2017 annual meeting of the shareholders and until his successor has been duly elected and qualified: Mr. Richard Gascoigne, Mrs. Barbara Ruhlman, and Mr. Robert Ruhlman.

(INSTRUCTION: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below.)

2.	FOR, AGAINST, or ABSTAIN for approval of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

3.	On any other matters that properly comes before the meeting.